UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2007

GTx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 N. Dunlap Street
Van Vleet Building
Memphis, Tennessee 38163
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (901) 523-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Exclusive License and Collaboration Agreement
     On November 5, 2007, GTx, Inc. (the “Company”) and Merck & Co., Inc. (“Merck”) entered into a global Exclusive License and Collaboration Agreement (the “Collaboration Agreement”) governing the Company’s and Merck’s joint research, development and commercialization of selective androgen receptor modulator (“SARM”) compounds and related SARM products, including SARMs currently being developed by the Company and Merck and those yet to be discovered, for all potential indications of interest. The Collaboration Agreement will become effective upon the satisfaction of certain conditions, including the expiration or earlier termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, if applicable. The closing of the transactions contemplated by the Stock Purchase Agreement described below is also a condition to the effectiveness of the Collaboration Agreement.
     Under the Collaboration Agreement, the Company will grant Merck an exclusive worldwide license under its SARM-related patents and know-how. Following the effectiveness of the Collaboration Agreement, the Company will conduct preclinical research of SARM compounds and products, and Merck will be responsible for conducting and funding development and commercialization of products developed under the Collaboration Agreement. Merck has agreed to pay the Company an upfront licensing fee of $40 million and $15 million in guaranteed three-year cost reimbursements for research funding (provided that with respect to Merck’s obligations for such cost reimbursements, the Collaboration Agreement is not terminated for cause and there does not occur certain change of control events involving the Company during such three-year period). The Company is also eligible to receive under the Collaboration Agreement up to $422 million in future milestone payments associated with the development and regulatory approval of a lead product candidate, including Ostarine™, as defined in the Collaboration Agreement, if multiple indications are developed and receive required regulatory approvals, as well as additional milestone payments for the development and regulatory approval of other product candidates developed under the Collaboration Agreement, in all cases assuming the achievement of such development and regulatory approval milestones and assuming the continued effectiveness of the Collaboration Agreement. Merck also has agreed to pay the Company tiered royalties on net sales of products that may be developed under the Collaboration Agreement.
     Unless terminated earlier, the Collaboration Agreement will, following its effectiveness, remain in effect in each country of sale at least until the expiration of all valid claims of the licensed patents in such country. However, Merck may terminate the Collaboration Agreement at its election at any time after a specified period of time following the effectiveness of the Collaboration Agreement, and either party may terminate the Collaboration Agreement at any time for the other party’s uncured material breach or bankruptcy. Under certain conditions, Merck will continue to owe royalties on certain products after it terminates the Collaboration Agreement without cause.
     Stock Purchase Agreement
     On November 5, 2007, the Company and Merck entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company agreed to sell and Merck agreed to purchase at the closing thereunder, 1,285,347 newly-issued shares of the Company’s common stock (the “Shares”) for an aggregate purchase price of approximately $30 million, or $23.34 per Share. The per Share price of $23.34 represents 140% of the average of the last reported sales prices of the Company’s common stock for the 30 consecutive trading days ended November 2, 2007. The closing of the purchase and sale of the Shares is subject to the Collaboration Agreement becoming effective as well as other customary closing conditions. In connection with the closing of the purchase and sale of the Shares, the Company and Merck have agreed to enter into a Registration Rights Agreement pursuant to which, among other things, the Company will agree to prepare and file, as soon as reasonably practicable following the closing of the purchase and sale of the Shares, a registration statement under the Securities Act of 1933, as amended (the “Act”), registering the resale of the Shares from time to time under the registration statement. In the event that the Collaboration Agreement does not become effective or is otherwise terminated prior to the closing of the purchase and sale of the Shares, the Stock Purchase Agreement would terminate in its entirety. In addition, either Merck or the Company may terminate the Stock Purchase Agreement if the closing of the purchase and sale of the Shares does not occur on or prior to January 31, 2008 (the “Reference Date”), unless the failure to consummate the closing is due to the failure of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1974

to have expired or terminated by the Reference Date, in which case, the Reference Date would be extended to April 30, 2008.
     As indicated above, the completion of the transactions contemplated by the Collaboration Agreement and the Stock Purchase Agreement is subject to customary closing conditions, including the expiration or earlier termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, if applicable, the continued accuracy of certain representation and warranties of the parties, the absence of any injunction, rule, order or the like prohibiting the completion of the transactions with Merck, and the receipt of all necessary governmental and other third-party authorizations, consents, waivers and approvals.
     The foregoing is only a brief description of the material terms of the Collaboration Agreement and the Stock Purchase Agreement, does not purport to be a complete statement of the rights and obligations of the parties under these agreements and the transactions contemplated thereby, and is qualified in its entirety by reference to the Collaboration Agreement and Stock Purchase Agreement. A copy of the Stock Purchase Agreement is filed as Exhibit 10.42 hereto and is incorporated herein by reference. The Collaboration Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2007.
Item 3.02. Unregistered Sales of Equity Securities.
     See the description set forth under Item 1.01 above with respect to the Stock Purchase Agreement, which is incorporated into this Item 3.02 by reference. The Shares would, if issued, be issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Act and Rule 506 promulgated thereunder, and Merck has represented to the Company that it is an “accredited investor” within the meaning of Rule 501 under the Act.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.42	Stock Purchase Agreement, dated November 5, 2007, between the Company and Merck & Co., Inc.

SIGNATURES
             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.
Dated: November 5, 2007	By:	/s/ Henry P. Doggrell
Henry P. Doggrell,
Vice President, General Counsel/Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.42	Stock Purchase Agreement, dated November 5, 2007, between the Company and Merck & Co., Inc.